Exhibit 99.1

KS BANCORP, INC

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

Smithfield, NC –July 23, 2004

KS Bancorp, Inc. (KSAV) Announces Second Quarter 2004 Financial Results and Dividend.

KS Bancorp, Inc. today reported consolidated earnings of $320,000 ($0.27 per share-diluted) for the quarter ended June 30, 2004 compared to earnings for the same period in 2003 of $383,000 ($0.33 per share-diluted).

Net income for the six months ended June 30, 2004 was $573,000, or $.48 per share-diluted, as compared with net income of $855,000, or $.73 per share-diluted, for the six months ended June 30, 2003, a decrease of $282,000, or $.25 per share. The decrease in our earnings resulted primarily from the Company’s continued entry into new markets, which has resulted in increases in certain non-interest expenses; most notably, compensation and benefits, and occupancy and equipment. Net interest income increased to $3,721,000 during the six months ended June 30, 2004 as compared to the $3,667,000 earned during the same period in 2003.

Consolidated total assets increased by $16.2 million during the quarter ended June 30, 2004, from $201.5 million at December 31, 2003 to $217.7 million at June 30, 2004. This growth in the Company’s total assets resulted primarily from increases in our net loan portfolio from $151.8 million at December 31, 2003 to $164.8 million at June 30, 2004. Additionally, liquid assets, consisting of cash and cash equivalents and investment securities available for sale, experienced a net increase of $2.7 million. Funding for this growth was provided primarily from increases in customer deposits of $19.5 million.

In addition to the earnings report issued today, KS Bancorp, Inc. announced the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on July 23, 2004 with payment to be made on August 2, 2004.

KS Bancorp, Inc. is a Smithfield, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a community bank offering traditional banking products and services through its operation of seven full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, Wilson, and Smithfield, North Carolina.